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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE
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CONTACT:  Brian Carney                      Investor Relations:
Executive Vice President, CFO               Naomi Rosenfeld/Carolyn Capaccio
Fabri-Centers of America, Inc.              Heather Anthony
330/656-2600                                Press:  Stacy Berns
http://www.joann.com                        Morgen-Walke Associates
                                            212/850-5600

                       FABRI-CENTERS CLOSES TENDER OFFER
                          FOR HOUSE OF FABRICS STOCK

          HUDSON, OH, March 9, 1998 -- Fabri-Centers of America, Inc. (NYSE:
FCA.A and FCA.B) today announced that its tender offer for all of the outstanding shares of common stock of House of Fabrics, Inc. (NASDAQ: HFAB), made through its wholly-owned subsidiary, FCA Acquisition Corporation, expired at 12:00 midnight, Eastern Standard Time, on Friday, March 6, 1998. The price of the tender offer was $4.25 for each outstanding House of Fabrics share of stock, net in cash. According to the depository for the offer, Harris Trust Company of New York, 4,119,477 shares, representing 77.3% of the issued and outstanding shares of common stock of House of Fabrics, were tendered pursuant to the offer (including approximately 173,172 shares subject to guarantees of delivery). Fabri-Centers has notified Harris Trust that it will purchase all shares tendered.

          Fabri-Centers plans to proceed with the merger of FCA Acquisition Corporation into House of Fabrics, pursuant to which each remaining outstanding share of House of Fabrics will be converted into the right to receive $4.25 net in cash, and House of Fabrics will become a wholly-owned subsidiary of Fabri-Centers. A special meeting of House of Fabrics' shareholders will be convened as soon as practicable for the purpose of approving the merger. Fabri-Centers will vote all of the House of Fabrics shares acquired by it in the tender offer in favor of the merger, which will be sufficient to approve the merger under applicable law. Pending completion of the merger, Fabri-Centers will designate five of the seven directors serving on House of Fabrics' Board of Directors.

          Fabri-Centers has annual revenues of approximately $975 million and operates 903 fabric and craft stores in 48 states, primarily under the names of Jo-Ann Fabrics and Crafts, Cloth World, New York Fabrics and Jo-Ann etc. House of Fabrics has annual revenues of approximately $240 million and operates 261 fabric and craft stores in 27 states under the names of House of Fabrics, SoFro Fabrics, Fabricland and Fabric King.

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          Pursuant to the requirements of the Securities Exchange Act of 1934,
Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  HOUSE OF FABRICS, INC.

                                  By:  /s/  MARVIN S. MALTZMAN
                                     -------------------------------------
                                            Marvin S. Maltzman
                                            Senior Vice President and
                                            Secretary


Dated: March 24, 1998

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